Exhibit 99.1

Verde Bio Holdings, Inc. Announces Acquisition of Overriding Royalty Interest in Oil and Gas-Rich Denver-Julesburg Basin

—$400,000 in Annual Revenue Projected—

FRISCO, TX, March 29, 2021 (GLOBE NEWSWIRE) — via NewMediaWire – Verde Bio Holdings, Inc. (OTC: VBHI), an oil and gas investment company, today announced that it has closed on the acquisition of revenue producing overriding royalty interests (“ORRI”) held by a private seller for a purchase price of $150,000 in cash. Verde is entitled to the cash flow from production attributable to the acquisition beginning on or after March 1, 2021.

The ORRI covers approximately 1,280 across Adams Country, Colorado, with seven wells currently in production and is operated by Providence Energy Corporation and Great Western Petroleum. The royalty applies to existing production and future development across the acreage. Verde projects that seven to ten more wells can be drilled on this property.

Verde has now closed six mineral and royalty deals including the acquisition announced in this press release. Verde has revenue producing holdings in 15 counties in seven states. The current portfolio consists of 65% oil and 35% natural gas. Current expected combined revenue from the acquisitions to date is approximately $18,000 per month or more than $200,000 on an annualized basis.

All of the assets also provide Verde with the benefit of increases in commodities pricing. These assets were all bought on a basis of historically low pricing. With increasing oil and gas prices, it is possible that current revenue could also increase in the next couple of months.

Scott Cox, CEO of Verde, said, “We pride ourselves on creativity, flexibility, and reliability, and we are delighted to close this current transaction.  Our acreage is located in the heart of the oil and gas-rich Denver-Julesburg Basin. The seven wells are in an excellent area that are out of the decline curve with stable monthly production and with the upside of more wells to be drilled on the acreage. We have great confidence in Providence and Great Western and our DJ Basin assets and we look forward to jointly benefiting as they continue to operate and develop.”

Providence Energy targets, acquires and develops upstream oil and gas properties across the U.S. Great Western is an independent exploration and production company and both companies have significant experience in the DJ Basin. This oil and gas rich area, which has produced both oil and gas since 1901, includes one of the largest gas deposits in the U.S. and extends into Wyoming, Nebraska and Kansas.

“This transaction confirms and highlights our business plan of acquiring diversified mineral and royalty portfolios with the current downturn of oil and gas prices. We remain focused on executing our business plan and creating long-term value for our shareholders. Through our balanced approach of capital raising and acquisitions, we have begun to build a highly diversified portfolio of revenue producing interests and look forward to continuing to build on these through future strategic acquisitions,” Mr. Cox concluded.

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. (OTC: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and management of Mineral and Royalty interests in lower risk, onshore oil and gas properties within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of revenue producing royalty interest and strategic and opportunistic non-operated working interests.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:
Paul Knopick E & E Communications
pknopick@eandecommunications.com
940.262.3584